Exhibit 99.1
FOR IMMEDIATE RELEASE
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation
Initiates Reduction in Credit Facility
$55.0M Credit Facility Provides Ample Liquidity and Improved Cost Structure
SPRINGFIELD, Mass., November 2, 2011— Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) — Smith & Wesson Holding Corporation today announced that it has taken steps to reduce the size of its existing credit facility (the “Credit Agreement”) with TD Bank, N.A., as administrative agent, and Sovereign Bank, as syndication agent. Amendments to the Credit Agreement, which were initiated by the Company, include a reduction in the revolving commitment from $115.0 million to $55.0 million.
Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer, said, “We are very pleased with the amendments to our Credit Agreement. We have reduced the cost of the facility by taking the commitment down to $55.0 million, which is well above our recent level of borrowings. We initiated this effort with our bank because we do not have an active acquisition program at this time, and we believe that the modified borrowing capacity will provide us with adequate resources for the foreseeable future as we focus our efforts on our core firearm business. In addition, this reduction will reduce the commitment fees payable under the Credit Agreement, an action which supports our objective to reduce our overall costs.”
Further details of the Credit Agreement are available in Smith & Wesson’s Current Report on Form 8-K filed with the SEC on November 2, 2011.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets, and designs and constructs facility perimeter security solutions for military and commercial applications. Smith & Wesson Holding Corporation companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Smith & Wesson Security Solutions, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include those regarding the fact that the Company does not have an active acquisition program at this time; and the Company’s belief that the modified borrowing capacity will provide it with adequate resources for the foreseeable future as it focuses its efforts on its core firearm business. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include any change in the Company’s acquisition program, the success of the Company’s focus on its core firearm business, and other risks detailed from time to time in our reports filed with the SEC, including our Form 10-K Report for the fiscal year ended April 30, 2011.